MAYTAG STREAMLINES MAJOR APPLIANCE BUSINESS FOR

                  STRONGER POSITION IN INDUSTRY;

   TAKES $50 MILLION CHARGE; EXPECTS $35 MILLION ANNUAL PAYBACK



(Newton, Iowa.  Feb. 9, 1996)--Maytag Corporation announced today a streamlining of its major home appliance business designed to strengthen its position in the industry and to deliver improved results to customers and shareowners.

     Maytag will create a single business unit to manage all

aspects of product design, manufacturing, marketing, and service for its four major home appliance brands: Maytag, Jenn-Air, Magic

Chef, and Admiral.  Previously, these brands were managed under two separate businesses.  The new, consolidated business unit will be known as Maytag Appliances.

     In a related move, the corporation also announced it will

consolidate the manufacturing of Jenn-Air brand cooking products at Maytag's larger Cleveland, Tennessee, cooking products plant,

and phase out production at its Indianapolis, Indiana, facility.

The Indianapolis facility, where approximately 860 people are employed, is expected to close by the end of 1996, if not

earlier.  Jenn-Air cooking products will continue to be designed and manufactured as a separate, distinctive product line, focused on innovation and styled for the upscale cooking market.

     "We are streamlining the corporation to deliver better

results and to do a better job of meeting our customers' needs,"

said Leonard A. Hadley, Maytag Corporation chairman and chief executive officer.  "We have strong, widely recognized major





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appliance brands that serve a broad spectrum of customers in the marketplace.  The new, consolidated business unit will help us serve those customers more effectively and efficiently in

everything we do from manufacturing to marketing.

     "Maytag has taken a number of strategic steps in the past

several years to restructure its balance sheet, to divest under-

performing assets, to improve operating performance, and to

further streamline sales and distribution functions," Hadley said.  "The consolidation of our home appliance businesses is one more step in an ongoing process that builds on those improvements to deliver more value, more effectively."

     The corporation will take 1996 charges of $50 million for

restructuring costs related to the streamlining.  The majority of this will be booked as a one-time charge in the first quarter.

Hadley indicated the corporation could expect a $35 million

annual cost savings beginning in year two of the reorganization,

primarily from lower salaried employee count, efficiencies gained in the cooking products plant consolidation, and operating

improvements due to the reorganization in its appliance business.

     "The reorganization will reduce costs overall," Hadley said,

"but that is not the primary reason to take the step.  It will help us respond more effectively to all the customers who sell our appliances.  It also will help us strengthen our brand

positioning in the marketplace and provide more support for our field sales force, which is a key strength at Maytag."  Hadley indicated the activities of the individual sales representatives will not be combined.  "Individual sales representatives will continue to call on the same customers and market the same

brands," Hadley said.  "Now, with a streamlined organization,

they will be better equipped to do so."





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     The corporation also said it will implement performance

improvement initiatives in key functional areas for Maytag

Appliances, based on the consolidation.  Initiatives are targeted in corporate-wide purchasing, information systems, logistics, and order entry.  The corporation is continuing implementation of a new regional distribution system, combined with business process enhancements, to improve order flexibility for appliance dealers who sell Maytag's brands and to provide faster, more consistent service.  Regional Distribution Centers now are in operation in the Pacific Northwest and Southern California.

     This consolidation in the corporation's home appliance

business does not affect Hoover, the corporation's floor care business, or Dixie-Narco, its vending machine business.

     Maytag Corporation, headquartered in Newton, Iowa, designs,

builds, and markets products that make life easier, simpler, and more convenient.  The corporation's brands include Maytag, Jenn-

Air, Magic Chef, and Admiral in major home appliances; Hoover in floor care; and Dixie-Narco in vending equipment.  Maytag

Corporation employs approximately 16,300.

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Media contact:  Tom Schwartz at Maytag 515-791-6342